SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                      ----

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                                      ----

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                 THIRD AUTOMATIC COMMON EXCHANGE SECURITY TRUST

      Address of Principal Business Office (No. & Street, State, Zip Code):

                            C/O GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004

                     Telephone Number (including area code):

                                 (212) 902-1000

                Name and address of agent for service of process:

                               KENNETH L. JOSSELYN
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |X| NO |_|


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 2nd day of June, 1997.


                                       THIRD AUTOMATIC COMMON EXCHANGE
                                       SECURITY TRUST


                                       By: /s/ Eric S. Schwartz
                                           Eric S. Schwartz
Attest: /s/ Goldman, Sachs & Co.
        Goldman, Sachs & Co.
        Sponsor